Exhibit 99.1

Contacts
	Media:	Ingrid Booth +44 203 124-7182 boothi@willis.com
News Release		Nick Oborne +44 207 067-0721
	Investors:	Mark Jones +1 212 915 8796 Mark.P.Jones@willis.com
Willis Limited Resolves Matter With FSA
London, UK, July 21, 2011 — UK insurance broker Willis Limited, a subsidiary of Willis Group Holdings, today announced that it has reached a settlement with the Financial Services Authority (FSA) for breaches of the FSA Handbook.
The findings principally concern the way in which Willis Limited implemented and documented its controls to counter the risks of improper payments being made to non-FSA authorised overseas third parties engaged to help win business, particularly in high risk jurisdictions.
The issues at Willis Limited occurred between January 2005 and August 2008, with three limited aspects of the case relating to the implementation and monitoring of new systems and controls in some businesses in the period up to December 2009.
Comprehensive and effective action has now been taken by the company to remedy these issues. The FSA has made no finding that Willis Limited or third parties were engaged in any unlawful acts.
During the period to which the main findings relate, Willis Limited, consistent with its ethical approach to business, took steps to mitigate the risk of corruption. As the FSA’s press release notes, Willis Limited made £27 million in payments to third party intermediaries in high risk jurisdictions during the period of the FSA’s review from 2005 to 2009. Of that amount, Willis Limited identified a total of $227,000 [£140,622] of suspicious payments to two overseas third parties assisting with non-government business in the relevant period.
The resolution sees Willis Limited pay £6.895m in settlement regarding the Handbook breaches.
Brendan McManus, CEO of Willis Limited since May 2011, said: “We set very high standards for ourselves as a company. We will only accept the very best practice in the systems and controls we apply to our operations. We recognise the importance of such measures in assuring ourselves and stakeholders that the risk of wrong-doing is designed out of the way we do business.”
“When we discovered some of our businesses had not got that right in the past, we were swift to engage with the FSA towards today’s regulatory resolution. Our close co-operation has been recognised by the FSA and we are grateful to them for that. It goes without saying that our compliance framework and its application across the business are now very robust and central to the leadership of the company. We can now move forward, stronger as a result.”
The FSA has issued a compliance notice under s206 of the Financial Services and Markets Act, detailing the technical breaches, principally shortcomings in risk management systems between 2005 and 2008.

The FSA notice acknowledges Willis Limited’s ongoing effort to ensure that it operates according to best practice, its commitment to achieving a culture of compliance and the significant management time and cost incurred.
The FSA says: “[Willis Limited] and its senior management have co-operated with the FSA’s investigation and have demonstrated to the FSA that they treat this matter with the utmost seriousness.”
Willis Group Holdings plc is a leading global insurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 employees serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.
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